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                                                                      EXHIBIT 23

                              Accountants' Consent

The Board of Directors
BancorpSouth, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 33-28081) on Form S-4 and the Registration Statement (No. 33-60699) on Form S-8 of BancorpSouth, Inc. of our report dated January 18, 2001, relating to the consolidated balance sheets of BancorpSouth, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report is included in the 2000 annual report on Form 10-K of BancorpSouth, Inc.



                                       /s/ KPMG LLP

Memphis, Tennessee
March 27, 2001